PROSPECTUS                                                                                                                                File pursuant to Rule 424 (b) (i)
                          SEC File # 333-151339

The information in this prospectus is not complete and may be changed.   This prospectus is not an offer to sell securities.

SWEETWATER RESOURCES, INC.
Shares of Common Stock
1,166,000 shares

Sweetwater Resources, Inc.’s selling shareholders, including are directors and officers, named in this prospectus offering a total of 1,166,000 common shares at a price of $0.05 per share or whatever the market value of the shares are, if and when, we are quoted on the Over-the-Counter Bulletin Board (the “OTCBB”). We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

Our selling shareholders may sell all or part of their shares in one or more transactions on the OTCBB or in a private transaction if it occurs.  There is no assurance we will be able to find a market maker to sponsor our shares on the OTCBB and if we are successful at identifying a market maker that our application will ever be approved by the Financial Industry Regulatory Authorities (the “FINRA”).

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.   SEE “RISK FACTORS” BEGINNING ON PAGE 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

DEALER PROSPECTUS DELIVERY INSTRUCTIONS

Until September 19, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.   This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

The Date of this Prospectus is June 19, 2008

ITEM 3.	SUMMARY OF INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

Overview:

Sweetwater Resources, Inc. was incorporated on the 24th day of July, 2007, under the laws of the State of Nevada for the purpose of acquiring, exploring and developing mineral properties.   Our principal offices are located at Madappilly House, Elenjipra, P.O. Chalakudey, Via 680271, Kerala, India.   Our telephone number is 011-91-480-320-8192.

The following is a summary of the information, financial statements and notes contained in this prospectus.

The information in this prospectus is not complete and may be changed.  Our selling shareholders cannot sell their shares until the registration statement filed with the Securities and Exchange Commission (the “SEC”) is effective.

The following is merely a summary of the information, including financial statements and the commentary included herein.  You should read the entire Prospectus carefully, including “Risk Factors” and our financial statements and the notes appended thereto prior to your making any investment in the shares of our Company. Unless the context otherwise dictates or suggests, the terms “the Company”, “we”, “our” and “us” refers to Sweetwater Resources, Inc.

Currently we are in the pre-exploration stage.  To date, we have had no revenues, no operating history beyond the initial set up of our Company.  Our sole asset is a mining claim called the Bhavnagar Gold Claim (the “Bhavnagar”) located in the Republic of India which is more fully described elsewhere in this prospectus.  We have incurred losses since inception and to remain as a going concern we must raise additional capital, through the sale of securities, in order to fund our operations. There is no assurance we will be able to raise this capital and if we do not our Company may no longer be a going concern.

We own no other mineral property other than the Bhavnagar and are not engaged in the exploration of any other mineral properties.   There can be no assurance that a commercially viable mineral deposit, an ore reserve, exits on the Bhavnagar or can be shown to exist unless and until sufficient and appropriate exploration work is carried out and a comprehensive evaluation of such work concludes economic and legal feasibility.   Such work may take many years and there is no assurance that we will have available the working capital to bring an ore deposit into production.

There is no current public market for our securities as our stock is not publicly traded on any exchange and as such investors face the prospect that they will be unable to sell their shares and hence their investment does not have liquidity.

We have no fulltime employees and the management of the Company, all of whom are in the Republic of India, devote a very little percentage of their working day to the affairs of our Company.  Presently our directors and officers are not directors and officers of other public companies but this might not be the case in the future.   If this happens there might be a conflict of interest on their part.

On October 31, 2007 we completed a private placement pursuant to Regulation S of the Securities Act of 1933, of 3,750,000 shares of common stock sold to our two officers and directors at the price of $0.001 per share to raise $3,750. On January 31, 2008 we completed a further private placement pursuant to Regulation S of the Securities Act of 1933, whereby 791,000 common shares were sold at the price of $0.05 per share to raise $39,550. The total cash raised from the sale of shares was $43,300. Cash on hand totaled $10,996 as of April 30, 2008. The amount of $32,304, being the balance spent since the funds were received, was spent as follows:

Accounting fees for the examination of the March 31, 2008 financial statements	$ 2,500
Consulting for identifying Bhavnagar ($5,000) and preparation of this prospectus ($10,000)	15,000
Exploration – geology report ($5,000), exploration work ($5,000) and licenses ($1,321)	11,321
Legal	2,983
Office	500

Cash paid from proceeds as of April 30, 2008	$ 32,304

The following financial information summarizes the more complete historical financial information found in our audited financial statements contained elsewhere in this prospectus:

Since inception to March 31, 2008
Statement of Expenses Information

Revenue	$ -
Net losses	43,183
Net operating expenses	43,183
Exploration costs	11,321
General and administrative	31,862

As at March 31, 2008
Balance Sheet Information

Cash	$ 13,496
Total assets	13,496
Total liabilities	6,879
Shareholders’ equity	6,617

The Offering

This offering relates to the offer and sale of our common share by the selling security holders identified in this prospectus.  The selling security holders will determine when they will sell their shares, and in all cases, will sell their shares at the current market price or at negotiated prices at the time of the sale.   Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling security holders.

The following sets forth the number and percentage of outstanding shares of common stock that will be sold by:

1.	Selling securities holders other than our two officers and directors and members of their immediate family:

Number	Percentage
791,000	17.4%

2.	Our two officers and directors and members of their immediate families who are among the selling securities holders.

Number                                                      Percentage
375,000                                                            8.3%

3.           All selling securities holders including our two officers and members of their immediate families:

Number                                                        Percentage
1,166,000                                                           25.7%

4.
You should carefully consider all the information in this prospectus.   In particular, you should evaluate the information set forth in the section of the prospectus entitled “Risk Factors” beginning on page 6 before deciding whether to invest in our common shares.

5.
There is a lack of liquidity in our common shares due it not presently being quoted or traded on any securities exchange or automated quotation system and we have not yet applied for listing on any public market.   We can provide no assurance that there will ever be an established public trading market for our common shares.

Cautionary Statement Concerning Forward-Looking Statements

This prospectus contains written statements regarding our business and prospectus, such as projections of future performance, statements of management’s plans and objectives, forecasts of market trends, and other matters that are forward-looking statements.  Statements containing the words or phases such as “is anticipated”, “estimates”, “believes”, “expects”, “anticipates”, “plans”, “objective”, “should” or similar expressions identify forward-looking statements, which may appear in this prospectus.

Our future results, including results related to forward-looking statements, involve a number of risks and uncertainties.   No assurance can be given that the results reflected in any forward-looking statements will be achieved.   Any forward-looking statement speaks only as of the date on which such statement is made.   Our forward-looking statements are based upon assumptions that are sometimes based upon estimates, data, communication and other information from government agencies and other sources that may be subject to revision.   Except as required by law, we do not undertake any obligation to update or keep current either (i) any forward-looking statement to reflect events or circumstances arising after the date of such statement, or (ii) the important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or which are reflected from time to time in any forward-looking statement.

In addition to other matters identified or described by us from time to time in filings with the SEC, there are several important factors that could cause our future results to differ materially from historical results or trends, results anticipated or planned by us, or results that are reflected from time to time in any forward-looking statement. Some of these important factors, but not necessarily all important factors, include the following:

RISK FACTORS

An investment in our securities involves an exceptionally high degree of risk and is extremely speculative. In addition to the other information regarding Sweetwater Resources Inc., contained in this prospectus, you should consider many important factors in considering whether you should purchase the shares being offered.  The following risk factors reflect the potential and substantial material risks which could be involved if you consider purchasing shares in this offering.

Risks Associated With Our Company

Even though we recently raised capital through the sale of our common shares our financial position is not favorable.

Presently we have accumulated losses of $43,183 since our inception on July 24, 2007 and our working capital position is $6,879.   This working capital position could easily, and no doubt will do so, over the next few months be reduced to a deficiency in working capital.   This will mean we will either have to raise funds through a sale of our common shares, ask our directors and officers to offer personally guarantees for debt financing from a lending institution or else the officers and directors will have to advance money to us so that we can continue in operations.   In short, our current cash position will not last us for more than a few months.

The probability of any given property having any provable reserves is very remote.  In all likelihood our property does not contain any reserves, and any funds spent on exploration will be lost.

As the probability of finding provable reserves on any given property is extremely unlikely, the same applies to prospects on our only property, the Bhavnagar Gold Claim, with the result being that funds spent on exploration will be lost.  Following upon that, if we are unable to raise further funds for our operations, we may have to suspend or cease our operations resulting in loss of your investment.

We lack an operating history and have losses which we expect will continue into the future.  As a result we may have to suspend or cease exploration and cease operations.

We are an exploration stage company which is undertaking limited exploration, at this time, on the Bhavnagar. Accordingly, we anticipate incurring operating losses into the foreseeable future.

Our Company was incorporated in 2007, and has not undertaken any exploration, nor has it generated any revenues.  We do not have an exploration history against which one can assess the future prospects of our Company.  To March 31, 2008, we have incurred a loss of $43,183.  Whether we will generate income or a positive cash flow will be dependent upon our capacity to find economically viable reserves on the Bhavnagar and control of our operating costs.

Our present prospects are that we anticipate incurring further operating losses in future operating quarters, given that we will be facing research and exploration costs in exploring the Bhavnagar.  There is no certainty that we will be able to produce income in which case our business will cease or be suspended indefinitely.  Our prospects for success must be weighed in light of the problems, expenses, complications, difficulties and delays commonly associated with exploring a mineral property.  There is a high rate of failure in ventures such as ours.

We have never had profitable operations since our inception.

Even though we have been incorporated for only a short period of time, we have never had profitable operations and if the situation continues as it is today we might never have profitable operations.  This would mean that our shareholders would never be able to realize any dividends and/or increase in the value of their initial investment.

We have no known reserves.  Without ore reserves we cannot generate income and if we cannot generate income we will have to cease exploration activity, which will result in the loss of your investment.  Reserve estimates are very speculative and unreliable as indicators of success.  Regardless of how much money is spent on the Bhavnagar, there is risk that we may never identify a commercially viable ore reserve. Even with positive results during exploration, the Bhavnagar may never be put into commercial production due to inadequate tonnage, low metal prices or high extraction costs.

Currently we have no known reserves.  Without actual ore reserves we will be unable to generate income, in which case exploration operations will cease resulting in a loss of your investment.  Typically reserves in regard to mining claims are referred to as “proven reserves” or “probable reserves”.  At present, we have neither proven nor probable reserves.  Ore reserve figures are merely estimates and are not guarantees that the amounts so estimated would be recovered.  The Company would engage private, independent contractors to conduct sampling and testing of the mining claim and from the results of such sampling and testing estimates of potential reserves are made.  Such estimates are inherently imprecise in that they are based upon statistical analysis of geological data requiring the interpretation of the professionals involved.  As such they are likely to be unreliable as indicators of the extent of reserves.

As production proceeds, existing reserves are diminished.  Reserves may be reduced as a result of the grade and volume being recovered being lower than anticipated.

As reserve estimates are calculated using assumptions about metal prices, they are subject to a great degree of uncertainty in that metal prices can fluctuate considerably.  Falling metal prices, rising production costs, capital costs, declining recovery rates, can render reserve estimates commercially unviable.  Material declines in our reserves may result in reduced cash flow, net losses, asset write downs, and other such adverse financial consequences to our operation and the financial wherewithal of our Company.  Reserves are not assurances of future revenues or the profitability of the mining operation, nor can they be utilized to predict the life of a particular mining venture.  Reserves are no assurance of the amount of metal, if any that might be produced, nor that any given level of production will be achieved.

If we do not have enough funds for exploration, we will have to delay exploration or go out of business which will result in the loss of your investment.

If we are unable to raise funds for exploration, our proposed exploration plan will be delayed.  This may result in cessation or suspension of operations.  If we cease operations or if operations are suspended for indefinitely, we will go out of business and your investment will be lost.

Because we are small and do not have much capital, we must delay conduct of any exploration and as a result may not find an ore body.  Without an ore body, we cannot generate revenues and you will lose your investment.

As our Company is small with little capital, there will delays in the conduct of exploration and we may not find an ore body.  If we do not find an ore body, we cannot generate revenues and you will lose your investment.

We may not have access to all the materials and supplies we need to begin exploration which could cause us to delay or suspend exploration activity.

Due to our own financial condition or due to extraneous factors relating to costs and market forces, we may not be able to have access to the materials and supplies required to commence exploration. Without such basics of exploration, we would be forced to delay, suspend or even cancel exploration activity in which case your investment may be lost.

Because mineral exploration and development activities are inherently risky, we may be subject to various hazards including environmental liabilities, adverse weather conditions, floods, cave-ins, and the like.  If such an event were to occur it may result in loss of your investment.

Mining operations are subject to a myriad of risks inherent to its nature.  These include the presentation of unusual geological formations, environmental pollution issues, mine collapses, injury to personnel, flooding, changing and adverse weather conditions, and other such uncontrollable events.  In some cases, the risk might be ameliorated by way of insurance, however, all such risks are not necessarily covered by insurance and the cost of insurance may in any event become prohibitive.  Any one or a combination of such events could render the operation subject to delay, suspension or cancellation having become either too difficult or impossible to continue or uneconomical to carry on.

Because we have not put a mineral deposit into production before, we will have to acquire outside expertise.  If we are unable to acquire such expertise we may be unable to put Bhavnagar into production and you may lose your investment.  Management has no technical experience mineral exploration or production.

Our directors do not have technical training or proficiency in geology or engineering, specifically as such relates to exploration, development and operation of a mine.  Consequently, they may not exploit opportunities in acquisition and exploration of claims without hired professionals.  Management may not appreciate the usual and common approaches necessary in the industry to commercially exploit or investigate a claim.  Such a deficiency may severely, permanently and adversely affect the financial viability of our business.

Risks Associated With This Offering:

Without a public market there is no liquidity for our shares and our shareholders may never be able to sell their shares which would result in a total loss of their investment.

Our common shares are not list on any exchange or quotation system and we do not have a market maker who will assist us in having our shares quoted on the OTCBB.  At the present, time none of our selling security holders are able to sell their shares other than through private transactions and only after this prospectus becomes effective.  Selling shares privately might result in our selling security holders not receiving the price per share that they might have obtained if the shares were quoted on the OTCBB.   Management will seek out a market maker when this registration statement becomes effective.  This will occur as follows:

●	We will have to identify a market maker who will file a Form 211 for us which will start the process with the FINRA and hopefully eventually obtaining a quotation on the OTCBB; and

●	We will have to be current in our financial statements to be quoted on the OTCBB and hence we will be responsible for filing Forms 10K-SB and 10Q-SB on a periodic bases as required.

We do not know how long this process will take for our Company to become effective with the SEC but estimate a period of between six to twelve months.  Once our registration statement is effective, we will identify a market maker and commence the process of being quoted on the OTCBB.   The length of time this will take is unknown to us but we estimate approximately six to twelve months again.  There is the distinct possibility that our Company will never be quoted on the OTCBB.

If we are fortunate enough to be quoted on the OTCBB our shares might be thinly traded resulting in our shareholders not having the opportunity to easily liquidate their investment in our shares.

If our shares our quoted on the OTCBB we might experience a lack of buying or selling which will not allow our selling security holders to sell their shares when they want and at prices they desire.   Reasons for the lack of buying or selling could be the result of investors not desiring to purchase our shares, the stock markets overall are unfavorable to purchasing or selling shares or our Company cannot identify an ore body on the Bhavnagar.  On the other hand, our share prices might be volatile with wide fluctuations in response to the previous mentioned circumstances.   This also might restrict our shareholders from selling their investment in our shares at the price they wish.

We might in the future have to sell shares by way of private placements or through a public offering which will have the effect of diluting our shareholders’ current percentage ownership in our Company.

If, in the future, we decide to sell shares to raise additional capital for operations, our shareholders current percentage ownership in our Company will be diluted unless they participate in the purchase of shares equivalent to their present ownership in our Company.   If they do not participate in either a future private placement or public offering their percentage interest in our Company will be diluted.

Without a public market there is no liquidity for our share and our shareholders may never be able to sell their shares which could result in a total loss of our shareholders’ investment.

Our common shares are not listed on any exchange or quotation system and we do not have a market maker which might results in no market for our shares.  Therefore, our shareholders will not be able to sell their shares in an organized market place unless they sell their shares privately.  If this happens, our shareholders may not receive a price per share which they might have received had there been a public market for our shares.  If we are ever quoted on the OTCBB our shares will be considered “penny stock” and our market maker will have to adhere to the “penny stock” rules:

Our shares will be considered “penny stocks” and therefore are covered by Section 15(g) of the Securities Exchange Act of 1934 which imposes additional sales practices requirements on broker dealers who sell our securities including the delivery of standardized disclosure document: disclosure and confirmation of quotation prices; disclosure of compensation the broker/dealer receives; and, furnishing monthly account statements.  For sales of our securities, the broker/dealer must make a special suitability determination and receive from his customers a written agreement prior to making a sale.  The imposition of the foregoing additional sales practices could adversely affect a shareholder’s ability to dispose of his/her stock.

Because our officers and directors have other outside business activities and may not be in a position to devote a majority of their time to our planned exploration activity, our exploration activity may be sporadic which may result in periodic interruptions or suspensions of exploration

Our directors and officers have other business interests which take a large percentage of their time.  Our president spends approximately 10 hours a month attending to the affairs of our Company whereas our Secretary Treasurer spends only 5 hours per month.   If our business and exploration activities expand in the near future our directors and officers will have to devote more time to the affairs of our Company or they will have to hire professional personnel to undertake these duties.   This will result in an increase in costs to the Company.

Ratio of Earnings to Fixed Charges

We have no registered debt securities nor any fixed charges in the way of interest expense or preference security dividends.

The Conversion of Indian Rupees to United States Dollars and Vise Versa.

The Bhavnagar is located in the Republic of India, and costs expressed in the geological report prepared by Raman Mistry, Professional Geologist, are expressed in Indian Rupees. For purposes of consistency and to express United States Dollars throughout this registration statement, Indian Rupee have been converted into United States currency at the rate of US $1.00 being approximately equal to Indian Rupee 40.51 or 1 Indian Rupee being approximately equal US $0.02460 which is the approximate average exchange rate during recent months and which is consistent with the incorporated financial statements.

ITEM 4.                      USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling security holders. We will not receive any proceeds from the sale of shares of common stock in this offering.  Nevertheless, there is cost to the Company for preparing this prospectus which will be borne by the Company and not the selling security holders.   We have estimated the cost to as follows:

Description of Expenses	Paid to date	Future payments	Total Amount

Internal Accountant – preparation of financial statements as required (1)	$ -	$ 2,363	$ 2,363
Independent accountant’s examination of financial statements (2)	2,500	1,000	3,500
Fees for preparation of this prospectus	10,000	-	10,000
Legal opinion	-	1,500	1,500
Photocopying and delivery expenses	-	150	150
SEC filing fees	-	7	7
Estimated offering costs	$ 12,500	$ 5,020	$ 17,520

(1)	The accountant has prepared the working papers for the March 31, 2008 financial statements and will prepare the financial statements as at June 30, 2008.

(2)	The auditors have given an opinion of the March 31, 2008 financial statements included herein and will review of the financial statements as at June 30, 2008.

ITEM 5.	DETERMINATION OF OFFERING PRICE

There is no public market for the shares being offered by our selling security holders.   The price of the offering shares should not be considered as an indicator of either current or future value of the shares themselves.

The facts we took into consideration in determining the offering price of our selling security holders shares is our Company’s financial condition and future prospects, our lack of any operating history and the general conditions of the securities markets.   The offering price is not an indicator of any actual value of our shares and it does not bear any relation to our assets or earnings.   It is merely an arbitrary figure we have used.

Our selling security holders can offer to sell their shares at what price they wish or when they want.   It might be a negotiated transaction or one which is done through the facilities of the securities market.   Until our shares are quoted, if they are ever quoted, our selling security holders are expected to sell their shares at the offering price of $0.05 per share.   We have been advised by our selling security holders that none of them have entered into any agreement, undertaking or arrangement to sell their shares.   The selling security holders do not have an underwriter or coordinating broker acting in connection with the proposed sale of the common shares they hold.  Our Company will pay all the expenses of this prospectus but it is up to the individual selling security holders to pay any future commissions to any brokers in assisting them in selling their shares.

ITEM 6.	DILUTION

Our shareholders will suffer no dilution of their percentage interest in our Company since we are not undertaking an offering of our shares from Treasury.  In other words, no new shares are being sold.   If our selling security holders sell their shares, the shares will become the property of the purchasing shareholders and those new shareholders will have the identical interest in our Company as our original selling security holders had.

ITEM 7.	SELLING SECURITY HOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 1,166,000 shares of our common shares held by the selling security holders named in the table below, which amount includes 375,000 common shares to be sold by our officers and directors. All of the selling security holders named below acquired their shares of our common stock directly from us in private transactions.

The selling security holders have furnished all information with respect to share ownership. The shares being offered are being registered to permit public secondary trading of the shares and each selling security holder may offer all or part of the shares owned for resale from time to time. A selling security holder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor are the selling security holders obligated to sell all or any portion of the shares at any time. Therefore, no assurance can be given by our Company as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling security holders upon termination of the offering.

None of the selling security holders named in this prospectus are residents of the United States.  All are residents of the Republic of India.   They are offering for sale a total of 1,166,000 shares of common stock of the Company.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by each of the selling security holders, including:

●	The number of shares owned by each prior to this offering;
●	The total number of shares that are to be offered for each;
●	The total number of shares that will be owned by each upon completion of the offering; and
●	The percentage owned by each upon completion of the offering assuming such selling security holders sell all of their common stock offered in this registration statement.

To the best of our knowledge, the named parties in the table beneficially own and have sole voting and investment power over all shares or rights to their shares. We have based the percentage owned by each on our 4,541,000 shares of common stock outstanding as of the date of this prospectus.

Name of Shareholder	Common Stock Beneficially Owned Prior to Offering	Number of Common stock Offered Hereby	Common Stock Beneficially Owned Following the Offering (1)

No. of Shares %	No. of Shares	No. of Shares %

Shina Joseph	40,000.0088	40,000	Nil	Nil
Manoj Kuttappan	37,500.0083	37,500	Nil	Nil
Gopalan Achari	36,000.0079	36,000	Nil	Nil
Ranjith P. Poul	35,000.0077	35,000	Nil	Nil
Rekha Rajan	35,000.0077	35,000	Nil	Nil
Lissy Thomas	33,000.0073	33,000	Nil	Nil
Mary Thomas	30,000.0066	30,000	Nil	Nil
Annop Vasudevan	30,000.0066	30,000	Nil	Nil
Balakrishnan Appakkunhi	27,000.0059	27,000	Nil	Nil
Preethanjuj Preethalavan	26,000.0057	26,000	Nil	Nil
Lissy James	25,000.0055	25,000	Nil	Nil
Augusthy Ouseph	25,000.0055	25,000	Nil	Nil
Leena George	25,000.0055	25,000	Nil	Nil
Suneesh Joseph	25,000.0055	25,000	Nil	Nil
Jose Kunjuvareeth	25,000.0055	25,000	Nil	Nil
Abdul Rehman	23,000.0050	23,000	Nil	Nil
Johnson Lonappan	22,000.0048	22,000	Nil	Nil
Subran Chendan	21,000.0046	21,000	Nil	Nil
Lissy Jose	20,000.0044	20,000	Nil	Nil
Koran Chathan	20,000.0044	20,000	Nil	Nil
Unnikrishnan Kanna Nair	20,000.0044	20,000	Nil	Nil
Varghese Pailoth	20,000.0044	20,000	Nil	Nil
Vasudevan Raghavan	20,000.0044	20,000	Nil	Nil
Krishnakamar Appa Nair	18,000.0040	18,000	Nil	Nil
Baby Subran	17,500.0039	17,500	Nil	Nil
Ravendran Velayudham	15,000.0033	15,000	Nil	Nil
Midunkumar Unnikrishnan	15,000.0033	15,000	Nil	Nil
Rosily Augusthy	15,000.0033	15,000	Nil	Nil
Kunjuvareeth Ouseph	15,000.0033	15,000	Nil	Nil
Kochannamma Kunjuvareeth	10,000.0022	10,000	Nil	Nil
Omana Gopolan	10,000.0022	10,000	Nil	Nil

Sarada Gopolan	10,000.0022		10,000	Nil	Nil
Devaki Narayanan	10,000.0022		10,000	Nil	Nil
Kalikuty Koran	5,000.0011		5,000	Nil	Nil
Joicy Johnson	5,000.0011		5,000	Nil	Nil
Annam Augusthy	5,000.0011		5,000	Nil	Nil
Seethadevi Unnikrishnan	5,000.0011		5,000	Nil	Nil
Mary Varghese	5,000.0011		5,000	Nil	Nil
Indira Vasudevaqn	5,000.0011		5,000	Nil	Nil
Vinod MD	5,000.0011		5,000	Nil	Nil
Jose Madappilly	2,000,000.4400		200,000	1,800,000.3960
Jaiiju Maliakai	1,750,000.3860		175,000	1,575,000.3470

	4,541,000	1.0000	1,166,000	3,375,000.7440

(1)                 These figures assume all shares offered by selling security holders are in fact sold.

(2)                 Jose Madappilly is our President, Chief Executive Officer and a Director.

(3)                 Jaiiju Maliakai is our Secretary Treasurer, Chief Financial Officer and a Director.

Except for Jose Madappilly and Jaiiju Maliakai, whose relationship with our Company is detailed in the footnotes immediately above, to our knowledge, none of the selling security holders has had a material relationship with our Company other than as a shareholder.

ITEM 8.                      PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTCBB or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling security holder may use any one or more of the following methods when selling shares:

●	Using a brokerage house wherein a broker-dealer will solicit purchaser;

●	The broker-dealer, as principal, purchases the shares for his/her own account;

●	Selling the shares in a private transaction negotiated by the selling security holder;

●	The broker-dealer attempts to sell a block of shares as agent for the selling security holders and he acts as a principal in this transaction;

●	An exchange distribution in accordance with the rules of the applicable exchange;

●	Settlement of short sales entered into after the effective date of this prospectus;

●	The broker-dealer and the selling security holder agreed to sell a specific number of shares at a stipulated price per share;

●	Through the writing or settlement of options or other hedging transactions, whether through an option exchange or otherwise;

●	A combination of any such methods of sale; or

●	Any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume. The selling security holders may also sell shares of the common shares short and deliver these shares to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell their shares. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling security holder has informed our Company that he/she does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by our Company incident to the registration of the shares. Our Company has agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by our selling security holders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by our selling security holders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common shares for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, our selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling security holders or any other person. We will make copies of this prospectus available to the selling security holders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Any FINRA member participating in the distribution of the shares offered under this prospectus will be subject to compliance with FINRA rules and regulations, including rules governing the timely filing of documents and disclosures with the Corporate Finance Department of the FINRA.

ITEM 9.                      DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

Our authorized share capital consists of 450,000,000 common shares with a par value of $0.001 per share.   We have issued 4,451,000 common shares.   We have no other class of shares other than our common shares.

Rights of Our Shareholders

Our shareholders are entitled to receive dividends as may be declared periodically by our Board of Directors.   Each of our shareholders is entitled to share ratably in all of our assets available for distribution upon winding up of the affairs of our Company.  They are each entitled to one non-cumulative vote per share on all matters on which our shareholders may be asked to vote up either at an Annual General Meeting of Stockholders or by way of Shareholders’ Resolutions.

Our shareholders are not entitled to:

●	Preference as to dividends or interest;

●	Preemptive rights to purchase issuance of new shares in future public or private offerings;

●	Preference upon liquidation of our Company; and

●	Any other special rights or preferences.

Non-Cumulative Voting

Our shareholders do not have cumulative voting rights.   What this means is that the holders of more than 50% of our outstanding shares can ensure the election of the directors that they vote for.  This being the case, the holders of the remaining shares are not able to elect any directors of their personal choice.

Debt Securities

We have no debt securities.

Market Information

Presently our shares are not quoted on any exchange or quotation system.   Upon having this registration statement become effective it is our intention to seek out a market maker who will sponsor our shares for trading on the OTCBB.   This will entail making an application to FINRA under a Form 211.   Until we are accepted for a quotation on the OTCBB there is no established market for the shares of our Company.   Even if we make an application to FINRA there is no assurance our shares will ever be quoted on the OTCBB.   The OTCBB does not have any listing requirements but to remain quoted on it requires that we will have to be current with our filings with the SEC.   This means that we will have to file quarterly financial statements reviewed by our independent accountants, filed under a Form 10Q, and have our annual financial statements examined by our independent accountants, filed under a Form 10K.   If we are not current in our filing the market makers will not be able to quote our shares.   If we do not keep our filings current then after 30 to 60 day grace period our shares will no longer be quoted on the OTCBB.   This will have two effects; first, our shareholders will not be able to dispose of their shares when they want to, and second, our share price could be adversely affected.   In other words, there might not be a secondary market for our shares.   If there is a secondary market there might be wide fluctuations in our share price which would not give confidence to the investment community.  In the fluctuation in our share price is extreme there might be the situation where class action litigation is brought against our Company.  Such litigation, if started against us, even if not successful, could cost our Company a great deal of money; money which we currently do not have and would prefer not to spend since it might impair our working capital to such an extent that we could not longer be considered a going concern.

“Penny Stock” Requirements

Our common shares are not quoted on any stock exchange or quotation system in North America or elsewhere in the world. The SEC has adopted a rule that defines a “penny stock”, for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and

●	that the broker or dealer receives from the investor a written agreement to thetransactions setting forth the identity and quantity of the penny stock to bepurchased.

To approve a person’s account transactions in penny stock, the broker or dealer must:

●	obtaining financial information and investment experience and objectives of theperson; and

●
make reasonable determination that the transactions in penny stock are suitable forthat person and that person has sufficient knowledge and experience infinancial matters to be capable of evaluating the risks of transactions inpenny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination;and

●	that the broker or dealer received a signed, written agreement from the investor priorto the transaction.

Disclosure also has to be made about the risks of investing in penny stocks and about commission payable by both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling shares and may cause the price of our shares to decline.

Transfer Agent

Our transfer agent is Action Stock Transfer Corp., Suite 300 – 7069 S. Highland Drive, Salt Lake City, Utah, USA, 84121.

ITEM 10.                      INTEREST IN NAME EXPERTS AND COUNSEL

We wish to state that no named expert or counsel in this prospectus has any interest in our Company.  There are no contractual agreements with our experts or counsel whereby they would received from our Company, either directly or indirectly, an interest in us.  None of them is a promoter, underwriter, voting trustee, officer or director of our Company.   The definition of an “expert” is a person who is named as preparing or certifying all or part of our prospector or a report or valuation for use in connection with the prospectus.  The definition of “counsel” is any counsel named in the prospectus as having given an opinion on the validity of the securities being registered or upon other legal matters concerning the registration or offering of securities.

Madsen & Associates CPA’s Inc., Certified Public Accountants, Unit #3 – 684 East Vine Street, Murray, Utah, 84197 (Tel: 801-268-2632), have audited, as set forth in their report dated May 2, 2008 which appear elsewhere in this prospectus, our financial statements for the period from July 24, 2007 (date of inception) to March 31, 2008.   We have included our financial statements in this prospectus in reliance on Madsen & Associates CPA’s Inc.’s report, given on their authority as experts in accounting and auditing.

The geological report on the Bhavnagar claim dated November 22, 2007 titled “Summary of Exploration on the Bhavnagar Property” was authored by Raman Mistry, Professional Geologist, 42 Darjiwala Apartments, Baroda, India.

The legal opinion rendered by Lawler & Associates, Attorney at Law, 29377 Rancho California Road, Suite 204, Temecula, California, 92591 regarding our common shares registered in this prospectus is set forth in his opinion letter dated May 13, 2008

ITEM 11.                      INFORMATION WITH RESPECTS TO THE REGISTRANT

Description of the Business

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance.  Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

General Development of the Business

We are a start up, pre-exploration stage company and have not yet generated or realized any revenues from our business operations.   We were incorporate under the laws of the State of Nevada on July 24, 2007.   We do not have any subsidiaries or affiliate companies.   We have never been bankrupt, been under the control of a receiver or similar proceedings with respect to ourselves.     We have never had a material reclassification, merger or consolidation of our Company.   Since inception we have not disposed of any material amount of assets other than in the ordinary course of business and have had no material changes in the method of conducting our business.

Our present address is Madappilly House, Elenjhipra, P.O. Chalakudy, Via 680271 Kerala, India.  Our telephone number is 011-91-480-320-8192.

We are filing this registration statement on Form S-1 under the Securities Act.   We are not subject to the reporting requirements of section 13(a) or 15(d) of the Exchange Act immediately before filing this registration statement.

Our Company has made no revenue since its inception on July 24, 2007.  During the next fiscal year we will be conducting research in the form of exploration on our Bhavnagar claim located in the Republic of India.  We have a 100% interest in the mineral rights on the Bhavnagar claim which we acquired from Bhindi Mines LLC, an unrelated limited liability company having its registered office at Bhopal, India for $5,000, on November 1, 2007.

In order to determine a work program on the Bhavnagar claim we commissioned Raman Mistry, Professional Geologist, to prepare a report on it.

The professional background of Mr. Mistry is that he graduated from the University of New Delhi, India with a Bachelor of Science degree in Geology in 1974 and a Masters of Science degree in 1979 from the same university.  He worked as a consulting geologist for 25 years for such companies as Pradesh Mining, Gusain Ventures and Porbqander Explorations where he was commissioned to write reports on their geological structures.  He is currently a member in good standing of the Geological Society of India.

In order to write his report, Mr. Mistry reviewed historical and current geological reports of the area and of the Bhavnagar claim and visited to the area between November 17 and19, 2007 for the purpose of evaluating the exploration potential of the Bhavnagar. The reports by previous qualified persons as presented from a literature search of the Mineral Resources Department of the Ministry of Energy and Mineral Resources of the Government of the Republic of India in its annual reports, papers, Geological Survey maps and assessment reports provide most of the technical basis for his report.  His report, dated November 22, 2007, is summarized below:

Description of the Bhavnagar and its location

Bhavnagar claim consists of 1 unpatented mineral claim, located 42 km East of Surat, and 79 km Northwest of Amreli at UTM co-ordinates Latitude 21°46’00”North and Longitude 072°14’00”East. A 100% of the Bhavnagar claim was assigned to our Company by Bhindi Mines LLC. and the assignment was filed with the Mineral Resources Department of the Ministry of Energy and Mineral Resources of the Government of the Republic of India.

There are no known environmental concerns or parks designated for any area contained within the Bhavnagar claim. The property has no encumbrances.  As advanced exploration proceeds there may be bonding requirements for reclamation.

Accessibility, climate, local resources, infrastructure and topography

The Bhavnagar claim is accessible from Gujarat.  It is connected to Mumbai by air and railway.   Daily flights operated by Jet Airways and Air Deccan.   It was one of the first cities in Gujarat to have an airport.  The city is well connected to other major cities of Gujarat such as Valadara, Ahmedabad, Rajkot, Jamnagar, Surat and more by road, with bus services operating by private and state-owned transport corporations.  The city is also connected to Ahmedabad and some major cities of Saurashtra by rail road.   Intercity bus service is

operated by VITCOs.   Private auto-rikshaw is other mode of transport.   The city of Bhavnagar has an experienced work force and will provide all the necessary services needed for an exploration and development operation, including police, hospitals, groceries, fuel, transportation services, hardware and other necessary items.   Drilling companies and assay facilities are present in Gujurat.

Natural resources play an important role in industrial development. Gujarat is endowed with important resources like minerals, marine, agriculture; besides animal wealth and human resources. The state government has taken several measures to explore and exploit these resources for industrial development.

Tropical mountain forests grow at lower elevations in the northeast corner of the claim and good rock exposure is found along the peaks and ridges in the western portion of the claim. The area has a tropical and humid climate, with an oppressive summer and plentiful seasonal rainfall. The summer season, from March to May, is followed by the south west monsoon from June to September. The north east monsoon lasts from October to November.

History

Gold is available in acid and basic volcanic rocks of Archaean age, the oldest known rocks in India ranging in age from more than 3000 million years to 2000 million years.

India has a large number of economically useful minerals and they constitute one-quarter of the world's known mineral resources. India is a country rich in mineral resources. A major portion of the country is composed of Precambrian rocks which have hosted major gold discoveries worldwide. There were over a hundred gold mining centers in the early part of last century. Today India’s annual primary gold mine output is only between 2 and 3 tones. India is the land of the world famous Kolar Gold Fields and the largest consumer of gold.

Numerous showings of  mineralization have been discovered in the area and six prospects have achieved significant production, with the nearby Dayal Gold Mine (36 kilometers away) producing 175,000 ounces of gold annually.
During the 1990’s several properties east of Bhavnagar claim were drilled by junior mineral exploration companies.

Our Company is preparing to conduct preliminary exploration work on the Bhavnagar since we have advanced part of the money required to start Phase I of the Mistry report.

Geological Setting

Regional Geology of the Area

The hilly terrains and the middle level plain contain crystalline hard rocks such as charnockites, granite gneiss, khondalites, leptynites, metamorphic gneisses with detached occurrences of crystalline limestone, iron ore, quartzo-feldspathic veins and basic intrusive such as dolerites and anorthosites.  Coastal zones contain sedimentary limestones, clay, laterites, heavy mineral sands and silica sands. The hill ranges are sporadically capped with laterites and bauxites of residual nature.  Gypsum and phosphatic nodules occur as sedimentary veins in rocks of the cretaceous age.  Gypsum of secondary replacement occurs in some of the areas adjoining the foot hills of the Western Ghats.  Lignite occurs as sedimentary beds of tertiary age.  The Black Granite and other hard rocks are amenable for high polish. These granites occur in most of the districts except the coastal area.

Masherbrum (7821)
Karakoram
K² (8611)
Gasherbrum (8068)
Nanga Parbat (8126)
Ladakh Range
Zaskar Mts.
Pirpanjal Range
Jhelum
Shivalik Range
Chenab
Ravi
Beas R.
Govind Sagar
Nanda Devi (7817)
GREAT HI
Plain of Indus
Satluj
Bhiyani Sagar
Kumaun
Indus R.
Great Indian Desert (Thar Desert)
INDO-GANGETIC
Rohilkhand Plains
Dhaulagiri
Ghaghara
Gomati
Rajathan Bagar
Aravali Range
Gandhi Sagar
PENINSULAR INDIA
Bundelkhand
Baghelkhand
Kachchh Peninsula
Rana Pratap Sagar
Gulf of Kachchh
Malwa Plateau
Kaimur Hills
Kathiawar Peninsula
Narmada
VINDHYA RANGE
Mahadeo Hills
Gir Range
Tapi R.
SATPURA RANGE
Chhattisgarh
Gawilgarh Hills
Satmala Hills
Ajanta Range
Kalsubai
Godavari R.
Wainganga R.
Dandakaranya
Manjra R.
Nizam Sagar
Mahabaleshwar (1438)
Harischandra Range
Balaghat Range
Bhima R.
Telangana Plateau
Northern Circars
ARABIAN SEA
Krishna R.
WESTERN GHATS
EASTERN GHATS
Tungabhadra R.
Nallamalai Hills
Malabar Coast
Coromandal Coast
ALITITUDE SCALE
Metres
6000 Snow Line
1800
900
600
300
0 Sea level
75
300
Lingaramakki
Bhadra
Krishna
Rajasagara
Amindivi Islands
Lakshadweep (India)
Nilgiri Hills
Annamalai Hills
Anai Mudi
Palk Strait
Cardamom Hills
Vaigai R.
Gulf of Mannar
Lakshadweep Sea
Cape Camorin

Stratigraphy

The principal bedded rocks for the area of Bhavnagar claim (and for most of India for that matter) are Precambrian rocks which are exposed along a wide axial zone of a broad complex.

Gold at the Dayal Gold Mine (which is in close proximity to the Bhavnagar claim) is generally concentrated within extrusive Precambrian rocks in the walls of large volcanic caldera.

Intrusive

In general the volcanoes culminate with effluents of hydrothermal solutions that carry precious metals in the form of naked elements, oxides or sulphides.

These hydrothermal solutions intrude into the older rocks as quartz veins. These rocks may be broken due to mechanical and chemical weathering into sand size particles and carried by streams and channels. Gold occurs also in these sands as placers.

Recent exploration result for gold occurrence in Gujarat is highly encouraging. Gold belt in sheared gneissic rocks is found in three sub parallel auriferous load zones where some blocks having 250 to 500 meter length and 1.5 to 2 meter width could be identified as most promising ones.

Structure

Capsule Description: Graphite veins currently mined are from few centimeters to a meter thick. Typically they cut amphibolite to granulite grade metamorphic rocks and/or associated intrusive rocks.

Tectonic Setting(s): Katazone (relatively deep, high-grade metamorphic environments associated with igneous activity; conditions that are common in the shield areas).

Depositional Environment / geological setting: Veins form in high-grade, dynamothermal metamorphic environment where met sedimentary belts are invaded by igneous rocks.

Age of Mineralization: Any age; most commonly Precambrian.

Host / Associated Rock Type: Hosted by paragneisses, quartzites, clinopyroxenites, wollastonite-rich rocks, pegmatites. Other associated rocks are charnockites, granitic and intermediate intrusive rocks, quartz-mica schists, granulites, aplites, marbles, amphibolites, magnetite-graphite iron formations and anorthosites.

Deposit Types

Deposits are from a few millimeters to over a meter thick in places, although usually less than 0.3 meter thick. Individual veins display a variety of forms, including saddle-, pod- or lens-shaped, tabular or irregular bodies; frequently forming anatomizing or stock work patterns.

Mineralization is located within a large fractured block created where prominent northwest-striking shears intersect the north striking caldera fault zone. The major lodes cover an area of 2 km and are mostly within 400m of the surface. Lodes occur in three main structural settings:

(i)           steeply dipping northweststriking shears;
(ii)           flatdipping (1040) fractures (flatmakes); and
(iii)           shatter blocks between shears.

Most of the gold occurs in tellurides and there are also significant quantities of gold in pyrite.

Mineralization

No mineralization has been reported for the area of the Bhavnagar claim but structures and shear zones affiliated with mineralization on adjacent properties pass through it.

Exploration

Previous exploration work has not to Mr. Mistry’s knowledge included any attempt to drill the structure on Bhavnagar claim.  Records indicate that no detailed exploration has been completed on the property.

Property Geology

To the east of Bhavnagar claim is intrusive consisting of rocks such as tonalite, monzonite, and gabbro while the property itself is underlain by sediments and volcanic. The intrusive also consist of a large mass of granodiorite  towards the western most point of the property.

69°0'0"E
70°0'0"E
71°0'0"E
72°0'0"E
23°0'0"N
22°0'0"N
21°0'0"N
(a)
Surendranagar
Jamnagar
Rajkot
Lalpur
Kalavad
Dwarka
Bhavnagar
Junagadh
Legend
Quaternary Sediments
Tertiary Rocks
Laterite
Deccan Trap
Cretaceous Rock
Meters
50,000 25,000 0 50,000

Drilling Summary

No drilling is reported on Bhavnagar claim.
Sampling Method; Sample Preparation; Data Verification

All the exploration conducted to date has been conducted according to generally accepted exploration procedures with methods and preparation that are consistent with generally accepted exploration practices. No opinion as to the quality of the samples to be taken can be presented.

Adjacent Properties

The adjacent properties are cited as examples of the type of deposit that has been discovered in the area and are not major facets to Mr. Mistry’s report.

Interpretations and Conclusions

The area is well known for numerous productive mineral occurrences including the Dayal Gold Claim.
The locale of the Bhavnagar claim is underlain by the units of the Precambrian rocks  that are found at those mineral occurrence sites. These rocks consisting of cherts and argillites (sediments) and andesitic to basaltic volcanic have been intruded by granodiorite. Structures and mineralization probably related to this intrusion are found throughout the region and occur on the claim. They are associated with all the major mineral occurrences and deposits in the area.

Mineralization found on the Bhavnagar claim is consistent with that found associated with zones of extensive mineralization. Past work however has been limited and sporadic and has not tested the potential of the property.

Mr. Mistry concludes that potential for significant amounts of mineralization to be found exists on the Bhavnagar claim and it merits intensive exploration.

Recommendations

A two phased exploration program to further delineate the mineralized system currently recognized on Bhavnagar claim is recommended. The program would consist of air photo interpretation of the structures, geological mapping, both regionally and detailed on the area of the main showings, geophysical survey using both magnetic and electromagnetic instrumentation in detail over the area of the showings and in a regional reconnaissance survey and geochemical soil sample surveying regionally to identify other areas on the claim that are mineralized and in detail on the known areas of mineralization. The effort of this exploration work is to define and enable interpretation of a follow-up diamond drill program, so that the known mineralization and the whole property can be thoroughly evaluated with the most up to date exploration techniques.

Budget

The proposed budget for the recommended work in US dollars is $38,376 (INR 1,560,000) is as follows:

Phase I
	U.S Dollars	Indian Rupee

Geological mapping	$ 6,519	265,000

Geophysical surveying	7,380	300,000

Total Phase I	13,899	565,000

Phase II

Geochemical surveying and surface sampling (including sample collection and assaying)	24,477	995,000

Total of Phases I and II	$ 38,376	1,560,000

Glossary of Geological Definitions used in the Raman Mistry Report

Word	Definition

Anorthosite	A plutonic rock composed almost entirely of a mixture of sodium and calcium feldspars.

Aplite	A light-colored igneous rock characterized by a fine-grained sand texture.

Bauxite	An off-white, grayish, brown, yellow or reddish brown rock which is the chief ore of aluminum.

Bentonite	A type of clay formed by the alternation of volcanic ash.

Clinopyroxene	A group name for monoclinic magnesium-iron minerals.

Deposit	Mineral deposit or ore deposit is used to designate a natural occurrence of a useful mineral, or an ore, in sufficient extent and degree of concentration to invite exploration.

Dolerite	A term used in the United States for a fine-grained character of the rock which makes it difficult to identify.

Dolomite	Usually referred to as a bed of limestone.

Feldspar	Comprises 60% of the Earths’ surface and is conceived under high-temperatures.

Gneiss	A rock formed by regional metamorphism in which there are bands or layers of other rock types.

Gypsum	Commonly associated with rock salt, limestone, share and clay and often found in large beds of colorless to white rock.

Laterite	Red residual soil developed in humid, tropical and subtropical regions of good drainage.

Leptynites	A rock containing mica, quartz and feldspar.

Limestone	A general term used commercially for a class of rock containing at least 80% of the carbonates of calcium or magnesium and which, when calcined, gives a product that slakes upon the addition of water.

Mineralization	Potential economic concentration of commercial metals occurring in nature.

Nodules
A small, irregularly rounded knot, mass, or lump of a mineral or mineral aggregate, normally having a warty or knobby surface and no internal structure, and usually exhibiting a contrasting composition from the enclosing sediment or rock.

Ore	The natural occurring mineral from which a mineral or minerals of economic value can be extracted profitable or to satisfy social or political objectives.

Paragneill	A gneiss formed by metamorphism of a sedimentary rock.

Pegmatite	An exceptionally course-grained igneous rock, with interlocking crystals, usually as irregular dikes, lenses, or veins.

Reserve
(1) That part of a mineral deposit which could be economically and legally extracted or produced at the time the reserve is determined.
(2) Proven:  Reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the site for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth and mineral content of reserves are well-established.
(3) Probable:  Reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measure) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced.   The degree of assurance, although lower than for proven (measured) reserves, is high enough to assume continuity between points of observation.

Wollastonite	It is found in contact-metamorphosed limestone, and occurs usually in cleavable masses or sometimes in tabular twinned crystals.

Management’s Discussion and Analysis of Financial Conditions and Results of Operations

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the Bhavnagar claim contains reserves.  Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and our shareholders will loss their entire investment.

In addition, we may not have enough money to complete our exploration of the Bhavnagar claim. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our claim and if any minerals which are found can be economically extracted and profitably processed.

The Bhavnagar is undeveloped raw land. We are in the process of exploring the Bhavnagar but have not had any results there from to date.  If we encounter satisfactory results from our current exploration program we will extend our test to determine if a mineral body exists.   The chances of ever identifying a mineral body which can be commercially put into production is extremely remote.

Before minerals retrieval can begin, it is imperative that we explore thoroughly the Bhavnagar and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that whatever is located on adjoining property may or may not be located on the Bhavnagar.

We do not claim to have any minerals or reserves whatsoever at this time on any part of the Bhavnagar claim.

We intend to implement an exploration program which consists of geochemical soil and rock sampling along with prospecting, geological mapping and geophysical surveys. Work will focus on prospecting the numerous new roads and clear cuts which may have exposed previously covered bedrock. Areas of alteration, fault zones and especially quartz veining (float or in situ) will be explored by establishing grids along which soil sampling will be conducted. Streams should be sampled by collecting silt and heavy mineral concentrates. The soil samples will be analyzed to determine if elevated amounts of minerals are present. The results will be plotted on a map to determine where the elevated areas of mineralization occur. Rock samples and geological mapping and prospecting will be done by competent professionals. Preliminary geophysical surveying will also be done to try and locate anomalies which may be caused by mineralization which is not evident on the surface. Based upon the results of the exploration we will determine, in consultation with our consultants, if the Bhavnagar is to be dropped or further exploration work is warranted and is to be done.

We estimate the cost of the Phase I work program to be $13,899 (INR 565,000). This is composed of $6,519 (INR 265,000) for geological mapping, $7,380 (INR 300,000) geophysical surveying, which work we have already commenced with an advancement of $5,000.   We do not expect to receive any results until late June or July 2008.

If we receive some results from Phase I, we will consider raising money to do Phase II as recommended by Raman Minsty, which will comprise geochemical surveying and surface sampling including sample collection and assaying at an estimated cost of $24,477 (INR 995,000).  We do not have sufficient funds to undertake this portion of the work and will have to raise additional capital by subsequent issuance of our securities, attracting a joint venture partner to undertake work on our claim (presumably in exchange for an interest in the Bhavnagar) or through advances from our directors. If we are unable to complete any element of Phase I exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we do not have any plans to do anything else.

We do not intend to hire any employees at this time. All of the work on the property will be conducted by unaffiliated independent contactors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility or removing any mineralized material we may find.

There is no historical financial information about us upon which to base an evaluation of our performance. We are a pre-exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our claim, and possible cost overruns due to price and cost increases in services. To become profitable and competitive, we will conduct the research and exploration of our claim before we start production of any minerals we may find.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in an additional dilution to existing shareholders.

Liquidity and Capital Resources

We are not raising any funds under this prospectus but we will have to consider doing so in the future if we are to remain as a going concern.   If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans.

We have discussed the lack of funds in the future with our directors and officers and they have agreed to advance funds as needed until such time and they decide what type of funding would be suitable for our Company; whether a public issue of shares, continued advances from our directors and officers or seeking some form of debt financing from an institutional lender or lenders. If we need additional cash and cannot raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely.

We issued 3,750,000 shares of our common stock on October 31, 2007 for an aggregate purchase consideration of $3,750 (being at $0.001 per share).   These shares were issued pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933. Our directors have provided us with various loans totaling $2,668 for legal fees ($1,731), office expenses ($68) and incorporation costs ($870). The amounts owed to our directors are non-interest bearing, unsecured and due on demand. Accordingly, the loans are classified as current liabilities.

As of March 31, 2008, our total assets were $13,496 consisting sole of cash and our total liabilities to third party creditors was $4,211 and amounts owed to our directors was $2,668.

Our capital commitments for the next twelve months consist of administrative expenses together with expenses associated with the completion of our planned exploration program are estimated as follows:

Expenses	Amount	Description

Accounting	$ 3,750
    Fees to the independent accountant for preparing the working papers for the quarters ended for June, 30, September 30 and December 31, 2008 and annual financial statements as at March 31, 2009 for submission to our auditors.

Audit	4,000	Review of the quarterly financial statements for June 30, September 30 and December 31, 2008 and audit of the annual financial statements for the year ended March 31, 2009.
Edgarzing fees	1,000	Filing this prospectus and future financial statements.
Exploration	9,119	Balance of Phase I as per the Raman Mistry’s report.
Filing fees	225	Annual fee to the Secretary of State for Nevada
Miscellaneous	2,000	Accrual for expenses not known at this time.
Office	500	Photocopying, delivery and fax expenses
Transfer agent’s fees	1,000	Annual fee of $500 and estimated miscellaneous charges of $500
Estimated expenses	$ 21,594

Since our initial share issuances, the Company has been unable to raise cash from any source other than loan advances from our President who is one of our controlling shareholders.  Our total requirement for cash over the next twelve months is summarized below:

Cash requirements over the next twelve months as determined above	$ 21,594
Add: Accounts payable to third parties	4,211
25,805
Deduct: Cash on hand as at March 31, 2008	(13,496)
Estimated cash requirements for the next twelve months	$ 12,308

We have no plant or significant equipment to sell, nor are we going to buy any plant or significant equipment during the next twelve months. We will not buy any equipment until we have located a body of ore and we have determined it is economical to extract the ore from the land.

We may attempt to interest other companies to undertake exploration work on the Bhavnagar Gold Claim through joint venture arrangement or even the sale of part of the Bhavnagar claim.  Neither of these avenues has been pursued as of the date of this prospectus.

Raman Mistry has recommended an exploration program for the Bhavnagar.  However, even if the results of this work suggest further exploration work is warranted, we do not presently have the requisite funds and so will be unable to complete anything beyond the initial exploration work recommended in Raman Mistry’s report dated November 22, 2007 until we raise more money or find a joint venture partner to complete the exploration work.  If we cannot find a joint venture partner and do not raise more money, we will be unable to complete any work beyond part of Phase I we are currently doing.  If we are unable to finance additional exploration activities, we do not know what we will do and we do not have any plans to do anything else.

We do not intend to hire any employees at this time.  All of the work on the Bhavnagan will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for supervision, surveying, exploration, and excavation.  If Raman Mistry is not available when we need him, we may engage a geologist to assist in evaluating the information derived from the exploration and excavation including advising us on the economic feasibility of removing any mineralized material we may discover.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance as an exploration corporation. We are a pre-exploration stage company and have not generated any revenues from our exploration activities. Further, we have not generated any revenues since our formation on July 24, 2007.  We cannot guarantee we will be successful in our exploration activities.
Results of Operations for the Period ended March 31, 2008.

For the period from July 24, 2007 (date of inception) to March 31, 2008, we had a net loss of $43,183.   This represents a net loss of $0.01 per share for the period based on a weighted average number of shares outstanding of 3,942,235.   We have not generated any revenue from operations since inception.  Our loss to date represents various expenses incurred with organizing our Company, undertaking audits, exploration expenses, general office expenses, consulting and legal fees for preparation of this prospectus, accruing management fees, rent and telephone which can be broken down as follows:

Expense	Inception to March 31, 2008	Description

Accounting and audit	$4,075	Preparation of working papers ($1,575) for submission to our independent accountants for examination and/or of the financial statements ($2,500)
Consulting	5,000	Assisting in organizing the company and seeking out the Bhavnagar.
Exploration Expenses	11,321	Acquiring the Bhavnagar ($5,000), advance on Phase I exploration program ($5,000) and obtaining certificates for the Company to do business as a mining company in India.
Incorporation costs	870	Incorporation costs paid to the State of Nevada.
Legal	14,713	Legal expenses relating to the preparation of this prospectus, administering the Company’s trust account and various other legal services as required.
Management Fees	5,000
The Company does not pay management fees to its directors and officers but realizes there is a cost associated with their services to the Company and therefore accrues $1,000 a month in recognition of this service.   The credit is allocated to Capital in Excess of Par Value.   These expenses will never be paid out in cash or shares to any of the directors or officers.

Office and general	704	General office expenses.
Rent	1,000
The Company as its office the private residence of its President but does not pay him any money.   Nevertheless it gives recognition to rent expense by accruing $200 per month with an offsetting credit to Capital in Excess of Par Value.

Telephone	500	Similar to management fees and rent the Company accrues $100 per month for telephone with the credit being applied to Capital in Excess of Par Value.

Total expenses	$ 43,183

When deducing the non-cash expense, being management fees, rent and telephone, the Company has paid and payable expenses of $36,683.

Balance Sheet
As at March 31, 2008 our total cash and cash equivalents was $13,496.  Our working capital as at March 31, 2008 was $6,617.

Our accounts payable to third parties as at March 31, 2008 was as follows:

Auditors	For examination of the financial statements as at March 31, 2008 and giving an opinion thereon	$ 2,500

Internal accountant	For preparation of the working papers as at March 31, 2008 for submission to the auditors	1,575

Office expenses	Unpaid amounts for photocopying, fax and courier	136

	Total accounts payable to third parties – March 31, 2008	$ 4,211

Total shareholders’ equity as at March 31, 2008 is $6,617.  Total shares outstanding, as at March 31, 2008, was 4,541,000.

Trends
We are in the pre-explorations stage, have not generated any revenue and have no prospects of generating any revenue in the foreseeable future.  We are unaware of any known trends, events or uncertainties that have had, or are reasonably likely to have, a material impact on our business or income, either in the long term of short term, other than as described in the Risk Factors section on page 6.

Critical Accounting Policies

Our discussion and analysis of its financial condition and results of operations, including the discussion on liquidity and capital resources, are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, management re-evaluates its estimates and judgments.

The going concern basis of presentation assumes we will continue in operation throughout the next fiscal year and into the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business.

Description of Property

As more fully described under “Description of Business” above our mineral claim is called the Bhavnagar and is located in the Republic of India.   Bhavnagar claim  is located 42 km East of Surat, (closest city) lies 60 km Southeast of Bhavreh and 79 km Northwest of Amreli, is a gold exploration project, located 36 km West of the past producing Dayal Gold Mine.   Bhavnagar is a coastal city in the eastern coast of Saurashtra, also known as Kathiwar. General slope dips in the northeasterly direction at the apex of Gulf of Cambay.   Small non-perennial river named Kansara Nala passes through outer area of the city. Bhavnagar was the first city in India to have underground drainage. Bhavnagar is an important center for diamond cutting and polishing industry in Gujarat as well as India.

The claims are accessible by all-weather government-maintained roads and railway tracks to the town of Surat (to the East) and to Bhavreh to the Southeast.  The city is well connected to other major cities of Gujarat such as Vadodara, Ahmedabad, Rajkot, Jamnagar, Surat and more by road, with bus services operated by private and state-owned transport corporations.

There are no known ore reserves on the Bhavnagar and no matter how much money we spend on exploration work we might never identify an ore reserve of commercial value.

Market Price of and Dividend on our Common Equity and Related Stockholder Matters.

As more fully described under “Description of Securities to be Registered” above we have authorized 450,000,000 common shares and have issued and outstanding 4,541,000 common shares.

There is no established public trading market for our common shares anywhere in the world.

We do not have any stock options or warrants outstanding and our common shares are not convertible into any other form of shares or securities.

We are qualifying under this prospectus 1,166,000 common shares of which 375,000 common shares are owned by our directors and officers.   Upon the effectiveness of this prospectus, these shares can be sold by our selling security holders in adherence to the requirements of the Securities Act.

Holders of our Common Shares

As at May 15, 2008, we have 42 shareholders which include Messrs. Madappilly and Maliakal, our President and Secretary Treasurer respectively.

Our Dividend Policy

Since we are a start-up company having been incorporated on July 24, 2008 and having earned no revenue, we have not paid a dividend to our shareholders.   We do not intend to pay a dividend in the immediate future.  There is no restriction in us paying dividends in the future.   If we start to earn revenue it is our intention to retain these funds in our Company and use them for further exploration on the Bhavnagar as well as using funds to maintain our working capital position.  It might take years before we consider paying a dividend.

Securities Authorized for Issuance under Compensation Plans

We do not have an equity compensation plan whereby securities are authorized for issuance to our directors, officers, affiliates or promoters.

We do not have any plan, contract or arrangement for the issuance of warrants or rights and do not have an employee benefit plan.

Changes in and Disagreement with Accountant on Accounting and Financial Disclosure

Our auditors are Madsen & Associates, CPA’s Inc. of # 3- 684 East Vine, Murray, Utah, 84107. From the date of the appointment of Madsen & Associates, CPA’s Inc. to March 31, 2008:

(i)	we did not receive an adverse opinion or disclaimer of opinion from them;

(ii)	the opinions were not qualified or modified as to uncertainty, audit scope or accounting principles;

(iii)
there have been no disagreement with Madsen & Associates, CPA’s Inc. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Madsen & Associates, CPA’s Inc. would have caused them to make reference to the subject matter in their report; and

(iv)	In particular, there were no “reportable events”, as such term is defined in Item 304 (a) (1) (iv) of Regulation S-B, during the period from their appointment through to March 31, 2008.

Directors, Executive Officers, Promoters and Control Persons

Officers and Directors

Each of our Directors serves until his successor is elected and qualified. Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his successor is duly elected and qualified, or until he is removed from office. The Board of Directors has no nominating or compensation committees.

The name, address, age and position of our officers and directors is set forth below:

Name and Address	Position(s)	Age

Jose Madappilly	Chief Executive Officer, President and Director (1)	38

Dr. Jaiju Maliakal	Chief Financial Officer, Chief Accounting Officer, Secretary-Treasurer and Director (2)	36

(1)	Jose Madappilly was appointed a Director, President and Chief Executive Officer on July 25, 2007.

(2)	Dr. Jaiji Maliakal was appointed a Director, Secretary/Treasurer and Chief Financial Officer on July 25, 2007.

The percentage of common shares beneficially owned, directly or indirectly, or over which control or direction are exercised by our directors and officers, collectively, is approximately 83% of the total issued and outstanding shares.

None of our directors or officers has professional or technical accreditation in the mining business.

Background of officers and directors

Jose Maddappilly was born in Chalakudy, India (the Spice town of India’s Southern most state of Kerala).  He attended Carmel High School from where he graduated in 1987. He attended Christ College where he did his Senior Secondary and graduated in 1989.  As a student, he excelled in Mathematics and Science and represented his State for the junior basketball team. While at school he actively participated in the various student movements; such as Literacy Movement and the Beautiful Kerala movements.  In 1991, Jose left Christ College where he had been attending while in the Bachelor of Science Program specializing in Physics and entered one of the best institutes in Bhopal, India to take a course in hotel management, catering technology and applied nutrition program. He graduated in 1994 after excelling in the Food Production and Food and Beverage Service.  He was successful in working for the elite Leela Group of Hotels in Mumbai as a management trainee.   After several years he was appointed the Assistant Food and Beverage Manager.  In 1999 Jose left his employment at the Leela Group of Hotels and returned to Kerala, his home state, where he had some real estate interests.   Subsequent to 1999 he worked as a consultant for the hospitality industry, worked as a mediator for the Government for the Tourism Infrastructure and was part of the faculty at various hospitality schools.  He assisted in setting up several of Cochin’s best restaurants where he had a financial interest in.  For the past five years he has been president and chief executive officer of his own private company, Madappilly Ventures Inc., which he has been using to assist in the setting up of an international school for students wishing to enter the tourist industry.

Dr. Jaiju Maliakal was born in Ayyampilly, Kerala.  Jaiju attended Carmel High School where he graduated with honor in 1990 and subsequently went to Christ College in Irinjalakuda where he graduated in 1992. After graduation he went to university where he obtained a Bachelor of Science before entering the medical program.   In 2002 he obtained his medical degree and is currently registered with the Indian Medical Council as a Doctor in General Medicine  Currently he is a practicing doctor at Vincent De Paul’s Hospital in his home town of Ayyampilly, Kerala, India.  He, with his fellow Physicians and Surgeons, conduct free medical classes to educate the people in the financially backward communities.

None of our officers and directors work full time for our Company.  It is expected that Jose Madappilly will spend approximately 10 hours a month on the affairs of our Company.  Once our Company is quoted and we commence Phase II of our exploration program we anticipate Jose will spend more time on the affairs of our Company; being estimated at twenty-five to thirty hours a month.   As Secretary Treasurer, Dr. Jaiju Maliakal spends approximately 5 hours per month on affairs of our Company and we anticipate, similar to Jose, that time spent will increase once we are effective and are quoted, if possible, on the OTCBB.

Board of Directors

Since inception our Board has held no meetings and our Audit Committee held no meetings.  All agreements and directions have been done by way of Directors’ Consent Resolutions to date.   With both our directors and officers residing in India it is likely that within the next several months they will hold a Directors’ Meeting.

Below is a description of the Audit Committee of the Board of Directors.

The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

On July 31, 2007, our directors appointed Jose Madappilly and Dr. Jaiju Maliakal to the Audit Committee and at the same time adopted the Audit Committee Charter.  Neither Jose nor Jaiju can be considered an “audit committee financial expert” as defined in Item 401 of Regulation S-B.  We will have to attract an individual with the qualification of an audit committee expert to our Audit Committee.   At this time, we have not identified such an individual.

Apart from the Audit Committee, our Company does not have any other Board committees.

Conflicts of Interest

While none of our officers and directors is a director or officer of any other company involved in the mining industry there can be no assurance such involvement will not occur in the future.  Such involvement could create a conflict of interest.

To ensure that potential conflicts of interest are avoided or declared to our Company and its shareholders and to comply with the requirements of the Sarbanes Oxley Act of 2002, the Board of Directors adopted, on July 31, 2007, a Code of Business Conduct and Ethics.  Our Company’s Code of Business Conduct and Ethics embodies our commitment to such ethical principles and sets forth the responsibilities of our Company and its officers and directors to its shareholders, employees, customers, lenders and other stakeholders. Our Code of Business Conduct and Ethics addresses general business ethical principles, conflicts of interest, special ethical obligations for employees with financial reporting responsibilities, insider trading rules, reporting of any unlawful or unethical conduct, political contributions and other relevant issues.

Significant Employees

We have no paid employees.  Our Officers and Directors fulfill many of the functions that would otherwise require our Company to hire employees or outside consultants.  Even though our Company does not pay remuneration to our officers and directors, it realizes there is a cost associated with the services performed by them and therefore accrues each month, starting in November 1, 2007, management fees of $1,000 per month.   The credit is changed to Capital in Excess of Par Value under the Shareholders Equity section of the Balance Sheet.   This amount will never be paid to the directors and officers in either cash or shares.

Since our directors and officers do not have direct experience in exploration or mining we will to rely on consultants to assist in the exploration of the Bhavnagar.  In particular we will engage a professional geologist on a consulting basis, together with an assistant(s).  Such geologist will responsible for hiring and supervising, to conduct the Phase I exploration work to undertaken on the Bhavnagar.  Being professionals and with knowledge of the exploration business for mineral properties they will be responsible for the completion of our exploration program.  They will not be full or part time employees since our exploration program will only last several weeks.

Family Relationships

Jose Madappilly and Jaiju Maliakal are not related.

Directorships

Neither Jose Madappilly nor Dr. Jaiju Maliakal are not directors of another company registered under the Securities and Exchange Act of 1934

Involvement in Certain Legal Proceedings

To the knowledge of the Company, during the past five years, none of our directors or executive officers:

(1)                 has filed a petition under the Federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by the court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filings, or any corporation or business association of which he was an executive officer at or within the last two year before the time of such filing;

(2)                 was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3)                 was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting, the following activities:

(i)
acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person  regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliate person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

(ii)           engaging in any type of business practice; or

(iii)	engaging in any activities in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)                 was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under paragraph (3) (i) above, or to be associated with persons engaged in any such activities; or

(5)                 was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

(6)
was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

Promoters and Control Persons

The promoters of our Company are our two directors and officers.   We have no other promoters.  Our two directors and officers jointly control 83% of our issued and outstanding shares.

Executive Compensation

General Philosophy

Our Company’s Board of Directors is responsible for establishing and administering the Company’s executive and directors’ compensation.   To date none of our directors and officers have been paid any money or received any other compensation.   As mentioned above, the Company gives recognition to the services the Company performs on behalf of the Company by accruing each month as an expense management fees with an offsetting credit to Capital in Excess of Par Value.    As at March 31, 2008 the Company expenses $5,000 as management fees.

Directors are not compensated if they attend Directors’ Meetings.   Any out-of-pocket costs paid by them on behalf of the Company is reimbursed to them including any travel and entertainment charges.

Compensation Summary

The following table summarizes all compensation earned by or paid to our Chief Executive Officer and other executive officers, during the past two fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Change in Pension value and Nonqualified Compensation Earnings ($)	All other Compensation ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

Jose Madappilly Chief Executive Officer	2007 2008	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Jaiju Maliakal Chief Financail Officer	2007 2008	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-

Termination of Employment

The Company has no financial obligation to our directors or officers if they terminate their involvement with our Company through resignation, severance or constructive termination of their employment with us.

Change of Control

We do not know of any arrangements which might result in a change in control.

In the State of Nevada there are no anti-takeover provisions that may have the affect of delaying or preventing a change in control.   Sections 78.378 through 78.379 of the Nevada Revised Statutes relates to control share acquisitions thaqt may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more shareholders of record, at least 100 of whom have addresses in the State of Nevada as per our Shareholders’ List and we are doing, either through a subsidiary or directly, business in the State of Nevada.   At this time neither of these two events seems like they will occur.   Presently all our shareholders are residents of India and all our directors and officers are also residents of India.   None reside in the United States.   We are not contemplating doing any business in the State of Nevada, either through a subsidiary or directly, and none of our shares have been sold to citizens of Nevada.  Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as at May 15, 2008, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The shareholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Title of Class	Name and Address of Beneficial Owner (*)	Amount and nature of Beneficial Ownership (**)	Percent of Class

Common Stock	Jose Madappilly Madappilly House, Elenjipra, P.O. Chalakudy via, 680721, Kerala, India	2,000,000	44.04%

Common Stock	Dr. Jaiju Maliakal Maliakal House, “Rose Garden” Ayyampilly, P.O., Ernakulam, Dt., 682501, Kerala, India	1,750,000	38.54%

Common Stock	Directors and Officers as a Group	3,750,000	82.58%

(*)	Unless otherwise noted, the security ownership disclosed in this table is of record and beneficial.

(**)
Under Rule 13d-3 of the Exchange Act, shares not outstanding but subject to options, warrants, rights, conversion privileges pursuant to which such shares may be acquired in the next 60 days are deemed to be outstanding for the purpose of computing the percentage of outstanding shares owned by the person having such rights, but are not deemed outstanding for the purpose of computing the percentage for such other persons.  None of our officers or directors has options, warrants, rights or conversion privileges outstanding.

Future Sales by Existing Shareholders

As of May 15, 2008, there are a total of 4,451,000 shares of our common stock are issued and outstanding. Of these all 4,451,000, being 100%, are ‘restricted shares’ as defined in Rule 144 of the Securities Act of 1933. Under this prospectus, we are registering 1,166,000 shares, being 25.6% of our issued shares leaving 3,375,000 shares, being 74.4% of our shares, as restricted shares.

Jose Madappilly	1,800,000 shares
Jaiju Maliakal	1,575,000 shares

Total restricted shares	3,375,000 shares

Transactions with Related Persons, Promoters and Certain Control Persons

Except as indicated below, there were no material transactions, or series of similar transactions, since inception of our Company to March 31, 2008 and thereafter to the date of this prospectus, or any currently proposed transactions, or series of similar transactions, to which our Company was or is to be a party, in which the amount involved exceeds $120,000, and in which any director, executive officer, any security holder or related party who is known by us to own of record or beneficially more than 5% of any class of our Company's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Indebtedness of Management

There were no material transactions, or series of similar transactions, from our inception to March 31, 2008, or any currently proposed transactions, or series of similar transactions, to which our Company was or is to be a part, in which the amount involved exceeded $120,000 and in which any director or executive officer, or any security holder who is known to us to own of record or beneficially more than 5% of the common shares of our Company's capital stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Transactions with Promoters

We do not promoters and have had no transactions with any promoters.

Transactions with Management and Others

Except as indicated below, there were no material transactions, or series of similar transactions, since inception of our Company and during its current fiscal period, or any currently proposed transactions, or series of similar transactions, to which our Company was or is to be a party, in which the amount involved exceeds $120,000, and in which any director or executive officer, or any security holder who is known by our Company to own of record or beneficially more than 5% of any class of our Company’s common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

ITEM 11A:                            MATERIAL CHANGES

There have been no material changes since our fiscal year end of March 31, 2008.

Financial Statements

Our fiscal year end is March 31. We will provide audited financial statements to our stockholders on an annual basis; the financial statements will be audited by Independent Accountants.

Our audited financial statements for the period ended March 31, 2008 immediately follow:

MADSEN & ASSOCIATES, CPA’s INC.	684 East Vine Street, #3
Certified Public Accountants and Business Consultants Board	Murray, Utah, 84107
Telephone: 801-268-2632
Fax: 801-262-3978

Board of Directors
Sweetwater Resources, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying balances sheet of Sweetwater Resources, Inc. (pre-exploration stage company) at March 31, 2008, and the related statements of operations, stockholders' equity, and cash flows for the period July 24, 2007 (date of inception) to March 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have nor were we engaged to perform an audit of its internal control over financial reporting.   Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements.  An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweetwater Resources, Inc. (pre-exploration stage company) as at March 31, 2008 and the related statements of operations, and cash flows for the period July 24, 2007 (date of inception) to March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in the notes to the financial statements. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Murray, Utah                                                                           /s/  “Madsen & Associates, CPA’s Inc.”
May 2, 2008

SWEETWATER RESOURCES, INC.
(A Pre-exploration Stage Company)
BALANCE SHEET
March 31, 2008

ASSETS

CURRENT ASSETS

Cash	$ 13,496

Total Current Assets	$ 13,496

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES

Accounts payable	$ 4,211
Accounts payable – related parties	2,668

Total Current Liabilities	6,879

STOCKHOLDERS’ EQUITY

Common stock
450,000,000 shares authorized, at $0.001 par value;
4,541,000 shares issued and outstanding	4,541
Capital in excess of par value	45,259
Deficit accumulated during the pre-exploration stage	(43,183)

Total Stockholders’ Equity	6,617

$ 13,496

The accompanying notes are an integral part of these financial statements.

SWEETWATER RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF OPERATIONS
For the period from July 24, 2007 (date of inception) to March 31, 2008

REVENUES	$ -

EXPENSES

Accounting and audit	4,075
Consulting	5,000
Exploration expenses	11,321
Incorporation costs	870
Legal	14,713
Management fees	5,000
Office	704
Rent	1,000
Telephone	500

NET LOSS FROM OPERATIONS	$(43,183)

NET LOSS PER COMMON SHARE

Basic and diluted	$ (0.01)

AVERAGE OUTSTANDING SHARES

Basic	3,942,235

The accompanying notes are an integral part of these financial statements.

SWEETWATER RESOURCES, INC.
 (Pre-Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
Period July 24, 2007 (date of inception) to March 31, 2008

	Common Shares	Stock Amount	Capital in Excess of Par Value	Accumulated Deficit

Balance July 24, 2007	-	$ -	$ -	$ -

Issuance of common shares for cash at $.001 – October 31, 2007	3,750,000	3,750	-	-

Issuance of common shares for cash at $.05 – January 31, 2008	791,000	791	38,759

Capital contributions – expenses	-	-	6,500

Net operating loss for the period July 24, 2007 (date of Inception) to March 31, 2008	-	-	-	(43,183)

Balance as at March 31, 2008	4,541,000	$ 4,541	$ 45,259	$ (43,183)

The accompanying notes are an integral part of these financial statements

SWEETWATER RESOURCES, INC.
(A Pre-exploration Stage Company)
STATEMENT OF CASH FLOWS

For the period from July 24, 2007 (date of inception) to March 31, 2008

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(43,183)

Adjustments to reconcile net loss to net cash provided by operating activities:

Capital contributions – expenses	6,500
Changes in accounts payable	4,211

Net Cash Provided (Used) in Operations	(32,472)

CASH FLOWS FROM INVESTING ACTIVITIES:	-

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from loan from related party	2,668
Proceeds from issuance of common stock	43,300

Net Cash from financing operations	45,968

Net Increase in Cash	13,496

Cash at Beginning of Period	-

CASH AT END OF PERIOD	$ 13,496

The accompanying notes are an integral part of these financial statements

SWEETWATER RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO FINANCIAL STATEMENTS
March 31, 2008

1.           ORGANIZATION

The Company, Sweetwater Resources, Inc. was incorporated under the laws of the State of Nevada on July 24, 2007 with the authorized common capital stock of 450,000,000 shares at $0.001 par value.

The Company was organized for the purpose of acquiring and developing mineral properties.  At the report date mineral claims, with unknown reserves, had been acquired.  The Company has not established the existence of a commercially minable ore deposit and therefore has not reached the development stage and is considered to be in the pre-exploration stage.

The Company has elected March 31 as its fiscal year end.

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Methods

The Company recognizes income and expenses based on the accrual method of accounting.

Dividend Policy

The Company has not yet adopted a policy regarding payment of dividends.

Basic and Diluted Net Income (loss) Per Share

Basic net income (loss) per share amounts are computed based on the weighted average number of shares actually outstanding.   Diluted net income (loss) per share amounts are computed using the weighted average number of common and common equivalent shares outstanding as if shares had been issued on the exercise of the common share rights unless the exercise becomes antidilutive and then only the basic per share amounts are shown in the report.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Income Taxes

The Company utilizes the liability method of accounting for income taxes.  Under the liability method deferred tax assets and liabilities are determined based on differences between financial reporting and the tax bases of the assets and liabilities and are measured using the enacted tax rates and laws that will be in effect, when the differences are expected to be reversed.   An allowance against deferred tax assets is recorded, when it is more likely than not, that such tax benefits will not be realized.

On March 31, 2008, the Company had a net operating loss carry forward of $43,183 for income tax purposes.  The tax benefit of approximately $13,000 from the loss carry forward

SWEETWATER RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO INANCIAL STATEMENTS
March 31, 2008

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Income Taxes - Continued

has been fully offset by a valuation reserve because the future tax benefit is undeterminable since the Company is unable to establish a predictable projection of operating profits for future years.   The losses will expire in 2029.

Evaluation of Long-Lived Assets

The Company periodically reviews its long term assets and makes adjustments, if the carrying value exceeds fair value.

Foreign Currency Translations

Part of the transactions of the Company were completed in Canadian dollars and have been translated to US dollars as incurred, at the exchange rate in effect at the time, and therefore, no gain or loss from the translation is recognized.  The functional currency is considered to be US dollars.

Revenue Recognition

Revenue is recognized on the sale and delivery of a product or the completion of a service provided.

Advertising and Market Development

The company expenses advertising and market development costs as incurred.

Financial Instruments

The carrying amounts of financial instruments are considered by management to be their fair value to their short term maturities.

Estimates and Assumptions

Management uses estimates and assumptions in preparing financial statements in accordance with general accepted accounting principles.  Those estimates and assumptions affect the reported amounts of the assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses.   Actual results could vary from the estimates that were assumed in preparing these financial statements.

Statement of Cash Flows

For the purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

SWEETWATER RESOURCES, INC.
(A Pre-exploration Stage Company)
NOTES TO INANCIAL STATEMENTS
March 31, 2008

2.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Unproven Mining Claim Costs

Cost of acquisition, exploration, carrying and retaining unproven properties are expensed as incurred.

Environmental Requirements

At the report date environmental requirements related to the mineral claim acquired are unknown and therefore any estimate of any future cost cannot be made.

Recent Accounting Pronouncements

The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

3.           AQUISITION OF MINERAL CLAIM

The Company acquired  a mineral claim known as the Bhavnagar Gold Claim located near Surat in the Republic of India for $5,000 from Bhindi Mines LLC, an unrelated company located at Bhopol, India.  The claim, under Indian mineral law, remains in good standing until such time as the Company abandons it.

4.           SIGNIFICANT TRANSACTIONS WITH FORMER RELATED PARTY

The former officers-directors have acquired 83% of the common stock issued and have made no interest, demand loans to the Company of $2,668 and have made contributions to capital of $6,500 in the form of expenses paid for the Company.

5.           CAPITAL STOCK

On October 31, 2007, Company completed a private placement consisting of 3,750,000 common shares sold to directors and officers at a price of $0.001 per share for a total consideration of $3,750.  On January 31, 2008, the Company completed a private placement of 791,000 common shares at $0.05 per share for a total consideration of $39,550.

ITEM 12.                      INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

Additional Information

We are subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith file reports, proxy or information statements and other information with the Securities and Exchange Commission.   Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street N. E., Washington, D.C. 20549, at prescribed rates.   In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.   The address of the Commission’s web site is http://www.sec.gov.

Our Company has filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our Company and the common shares offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

Item 12A.	DISCLOSURE OF COMMISSIONS POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Under the Nevada General Corporation Law and our Articles of Incorporation, our directors will have no personal liability to us or our stockholders for damages incurred as the result of the breach or alleged breach of fiduciary duty as a director of the Company involving any act or omission of any such director.  This provision does not apply to the directors' (i) acts or omissions that involve intentional misconduct, fraud or knowing violation of law, or (ii) approval of an unlawful dividend, distribution, stock repurchase or redemption under Section 78.300 of the Nevada Revised Statutes.  This provision would generally absolve directors of personal liability for negligence in the performance of duties, including gross negligence.

The effect of this provision in our Articles of Incorporation, is to eliminate the rights of our Company and our stockholders (through stockholder's derivative suits on behalf of our Company) to recover damages against a director for breach of his fiduciary duties as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) and (ii) above.   This provision does not limit nor eliminate the rights of our Company or any stockholder to seek relief such as an injunction or rescission in the event of a breach of a director's fiduciary duties.  The Nevada General Corporation Law grants corporations the right to indemnify their directors, officers, employees and agents in accordance with applicable law.  In addition, our Bylaws authorizes the Company to indemnify directors and officers of the Company in cases where such officer or director acted in good faith and in a manner reasonably believed to be in the best interest of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.